Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	F. Brad Denardo, Chairman, President & CEO	Lora M. Jones, Treasurer & CFO
	(540) 951-6213 bdenardo@nbbank.com	(540) 951-6238 ljones@nbbank.com

National Bankshares, Inc. Reports Results for the Fourth Quarter and Year Ended December 31, 2023

BLACKSBURG, VA., January 25, 2024 -- National Bankshares, Inc. (“the Company”) (Nasdaq: NKSH), parent company of The National Bank of Blacksburg (“the Bank”) and National Bankshares Financial Services, today announced its results of operations for the fourth quarter and year ended December 31, 2023. The Company reported net income of $4.19 million, or basic and diluted earnings per common share of $0.71, for the fourth quarter and $15.69 million, or basic and diluted earnings per common share of $2.66, for the year ended December 31, 2023. This compares with net income of $9.31 million, or basic earnings per common share of $1.57, for the fourth quarter of 2022 and $25.93 million, or basic earnings per common share of $4.33, for the year ended December 31, 2022. National Bankshares, Inc. ended December 31, 2023 with total assets of $1.66 billion.

President and CEO F. Brad Denardo commented, “In an exceptionally challenging year for the banking sector, National Bankshares remains fundamentally strong, with solid, diversified deposits, excellent asset quality, and ample liquidity. 2023’s sustained Federal Reserve interest rate hikes pressured net interest margins, while the failure of several high-profile regional banks shook public confidence in the industry. Our effort to maintain a strong deposit base in this difficult environment was successful but at a substantial cost to 2023 net income.”

Mr. Denardo continued, “Throughout 2023 and into the first quarter of 2024, we have not only survived, but we have continued to pursue growth, with investments in our people, improvements in our infrastructure, and entry into promising new markets. Yesterday we announced that we have entered into a definitive merger agreement to acquire Frontier Community Bank headquartered in Waynesboro, Virginia. The acquisition will allow us to expand our community banking model into the Shenandoah Valley and central Virginia markets. As we move ahead into the promise of a new year, we remain confident in our ability to deliver value for our customers, our communities, and our shareholders.”

Highlights

Credit Quality

Loan quality continues to reflect low credit risk, with low charge-off and past due levels. Along with improvements in the forecast and credit risk indicators, the calculation for the allowance for credit losses on loans (“ACLL”) indicated a decrease in risk when December 31, 2023 is compared with September 30, 2023 and January 1, 2023, resulting in a recovery of previously recognized provision.  The Company adopted Accounting Standards Update 2016-13 (“ASU 2016-13”) as of January 1, 2023, which increased the ACLL by $2.34 million from December 31, 2022.

Net Income

Net income for the fourth quarter of 2023 improved from net income recorded for the third quarter of 2023, primarily due to the recovery of the provision discussed above and improvement in noninterest expense. When the years ended December 31, 2023 and December 31, 2022 are compared, net income decreased. Key items that affected results are discussed below.

Net Interest Income

The 525 basis point increase in the Federal Reserve’s benchmark interest rate between March 2022 and July 2023 expanded the yield on earning assets when the fourth quarter is compared with the third quarter of 2023, and when the years ended December 31, 2023 and December 31, 2022 are compared. Many of the Company’s loans are adjustable with repricing dates in the future. If rates remain at the current level or do not decrease substantially, repricing will continue to contribute to improved interest income.

101 Hubbard Street / Blacksburg, Virginia 24060

P.O. Box 90002 / Blacksburg, Virginia 24062-9002

540 951-6300 / 800 552-4123

www.nationalbankshares.com

The rapidity and magnitude of the Federal Reserve’s rate increases stimulated competition for deposits, resulting in higher cost of funds and compressed net interest margin when results for 2023 are compared with 2022. The Company continuously monitors its deposit base and funding costs.

Noninterest Income

Noninterest income increased when the fourth quarter is compared with the third quarter of 2023. During the fourth quarter, the Company recognized income of $232 thousand upon receipt of a contract contingency payment associated with the 2022 sale of a private equity investment.

Noninterest income for the year ended December 31, 2023 decreased when compared with the year ended December 31, 2022. During 2022, the Company recorded a gain of $3.82 million for the previously mentioned sale of a private equity investment. During 2023, the Company recognized non-recurring items, including a gain of $2.97 million on the sale of VISA Class B securities, $1.04 million from the payout of a Bank Owned Life Insurance policy, and a loss of $3.33 million on the sale of securities.

Noninterest Expense

Noninterest expense for the fourth quarter decreased when compared with the third quarter of 2023, primarily due to adjustment of discretionary expense accruals and the Company’s ongoing cost control initiatives.

Noninterest expense for the year ended December 31, 2023 increased when compared with the year ended December 31, 2022, due to expenses within professional services of $786 thousand associated with a proxy contest in 2023, as well as increased salary and employee benefits, data processing and ATM, FDIC insurance and pension non-service cost. The Company increased its base compensation during 2022 in order to attract and retain talent, which is reflected in 2023 results. Data processing and ATM expense increased due to ATM upgrades and higher maintenance costs. FDIC insurance increased due to an industry-wide assessment increase implemented by the FDIC. Pension non-service cost, included in other operating expense, increased $348 thousand based upon actuarial calculations.

Securities

The impact of the Federal Reserve’s interest rate increases reduced the market value of the Company’s bond portfolio. Federal Open Market Committee minutes from December 2023 indicated that further increases are less likely, which improved the market value of the Company’s securities as of December 31, 2023 when compared with September 30, 2023.

As part of its interest rate risk management, the Company strategically selected and sold securities during 2023 with a market value of $43.52 million. The sale prioritized enhancement of long-term earnings. The loss on the securities sale was largely offset by a gain on the sale of the Company’s VISA Class B stock.

The Company’s Asset Liability Management Committee closely monitors interest rate risk on all of the Company’s financial assets and liabilities. As of December 31, 2023, the Company has the ability to hold securities until maturity and there are no further sales planned. Analysis as of December 31, 2023 did not indicate credit risk concerns with any of the Company’s securities.

Deposits
Deposit levels improved during the fourth quarter when compared with September 30, 2023. Time deposits as well as interest bearing demand deposits increased. In response to competitive pressure during 2023, the Company implemented competitive pricing on CDs, raised offering rates on other deposits and negotiated with depositors to strengthen the deposit base, at costs well below the cost of borrowing.

The Company’s depositors within its market areas are diverse, including individuals, businesses and municipalities. The Company does not have any brokered deposits. Depositors are insured up to the FDIC maximum of $250 thousand. Municipal deposits, which account for approximately 25% of the Company’s deposits, have additional security from bonds pledged as collateral, in accordance with state regulation. Of the Company’s non-municipal deposits, approximately 20% are uninsured.

Liquidity

The Company’s liquidity position remains solid. The Company maintains borrowing lines with the Federal Home Loan Bank of Atlanta (“FHLB”), the Federal Reserve and another correspondent bank that provide substantial borrowing capacity. During 2023, the Company accessed short-term borrowings with the FHLB and Federal Reserve to reinforce liquidity. The advances were fully repaid due to the success of the Company’s deposit strategy. Combined with a low loan-to-deposit ratio, positive results of the latest liquidity stress testing and success of deposit marketing, the Company believes it is well positioned to meet foreseeable liquidity demands.

Loans

Loans increased slightly from September 30, 2023. While higher interest rates challenged loan demand during 2023, the Company is positioned to continue to make every loan that meets its underwriting standards.

Stockholders’ Equity

Stockholders’ equity as of December 31, 2023 increased from September 30, 2023 due to improvement in market value of securities. The unrealized loss on securities impacts stockholders’ equity through accumulated other comprehensive loss. Accumulated other comprehensive loss is excluded from the Bank’s regulatory capital and does not affect regulatory capital ratios. The Bank is considered well capitalized, with capital ratios substantially higher than minimum regulatory requirements, and meets all requirements for borrowing from the FHLB.

Dividends

The Company paid regular dividends of $1.51 per common share in 2023. Along with a special one-time cash dividend of $1.00 per common share during the first quarter of 2023, the Company rewarded shareholders with a dividend payout ratio of 94.21% for 2023.

Key Ratios

Long-term strategies as well as management of the business environment of the period affected results for 2023 and 2022. As previously mentioned, during 2023, the Company also incurred expense to respond to a proxy contest. The expense associated with the proxy contest reduced earnings by $0.11 per share and reduced the return on average equity by 50 basis points. The return on average assets was lower by 4 basis points. Please refer to the Reconciliation of Non-GAAP Financial Measures for detail.

About National Bankshares

National Bankshares, Inc., headquartered in Blacksburg, Virginia, is the parent company of The National Bank of Blacksburg, which does business as National Bank, and of National Bankshares Financial Services, Inc. National Bank is a community bank operating from 24 full-service offices, primarily in southwest Virginia, and three loan production offices in Roanoke, Staunton and Charlottesville, Virginia. National Bankshares Financial Services, Inc. is an investment and insurance subsidiary in the same trade area. The Company’s stock is traded on the Nasdaq Capital Market under the symbol “NKSH.”

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Although we believe that our expectations with respect to forward-looking statements are based upon reasonable assumptions within the bounds of our existing knowledge of our business and operations, there can be no assurance that actual future results, performance, achievements, or trends will not differ materially from any projected future results, performance, achievements or trends expressed or implied by such forward-looking statements. Actual future results, performance, achievements or trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to, the following: the businesses of the Company and Frontier Community Bank (“FCB”) may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected; the expected growth opportunities or cost savings from the merger with FCB may not be fully realized or may take longer to realize than expected; deposit attrition, operating costs, customer losses and business disruption prior to and following the merger with FCB, including adverse effects on relationships with employees and customers, may be greater than expected; the regulatory and shareholder approvals required for the merger with FCB may not be obtained; the level of inflation; interest rates; national and local economic conditions; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury, the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, the Consumer Financial Protection Bureau and the Federal Deposit Insurance Corporation, and the impact of any policies or programs implemented pursuant to financial reform legislation; unanticipated increases in the level of unemployment in the Company’s market; the quality or composition of the loan and/or investment portfolios; the sufficiency of the Company’s allowance for credit losses; demand for loan products; deposit flows, including impact on liquidity; competition; demand for financial services in the Company’s market; the real estate market conditions in the Company’s market; laws, regulations and policies impacting financial institutions; adverse developments in the financial industry generally, such as the recent bank failures, responsive measures to mitigate and manage such developments, related supervisory and regulatory actions and costs, and related impacts on customer behavior; technological risks and developments, and cyber-threats, attacks or events; the Company’s technology initiatives; geopolitical conditions, including acts or threats of terrorism and/or military conflicts, or actions taken by the U.S. or other governments in response to acts or threats of terrorism and/or military conflicts; the occurrence of significant natural disasters, including severe weather conditions, floods, and other catastrophic events; the Company's ability to identify, attract, and retain experienced management, relationship managers, and support personnel, particularly in a competitive labor environment; performance by the Company’s counterparties or vendors; applicable accounting principles, policies and guidelines; the impact of public health events, including the adverse impact on our business and operations and on our customers; and other factors described from time to time in the Company’s reports (such as our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

National Bankshares, Inc.

Consolidated Balance Sheets

(Unaudited)

($ in thousands, except per share data)	December 31, 2023	September 30, 2023	December 31, 2022
Assets
Cash and due from banks	$12,967	$13,089	$12,403
Interest-bearing deposits	73,636	40,353	59,026
Securities available for sale, at fair value	618,601	591,552	656,852
Restricted stock, at cost	1,264	1,264	941
Mortgage loans held for sale	406	82	-
Loans:
Real estate construction loans	55,379	64,181	54,579
Consumer real estate loans	241,564	226,671	221,052
Commercial real estate loans	419,130	424,765	437,888
Commercial non real estate loans	41,555	42,940	57,652
Public sector and IDA loans	60,551	51,591	48,074
Consumer non-real estate loans	38,996	39,269	33,948
Total loans	857,175	849,417	853,193
Less: unearned income and deferred fees and costs	(529)	(442)	(449)
Loans, net of unearned income and deferred fees and costs	856,646	848,975	852,744
Less: allowance for credit losses	(9,094)	(10,181)	(8,225)
Loans, net	847,552	838,794	844,519
Premises and equipment, net	11,109	11,091	10,371
Accrued interest receivable	6,313	6,180	6,001
Other real estate owned, net	-	662	662
Goodwill	5,848	5,848	5,848
Bank-owned life insurance	43,583	43,327	43,312
Other assets	34,091	39,660	37,616
Total assets	$1,655,370	$1,591,902	$1,677,551

Liabilities and Stockholders' Equity
Noninterest-bearing deposits	$281,215	$303,166	$327,713
Interest-bearing demand deposits	821,661	789,148	933,269
Savings deposits	177,856	184,801	214,114
Time deposits	223,240	187,885	67,629
Total deposits	1,503,972	1,465,000	1,542,725
Accrued interest payable	1,416	551	106
Other liabilities	9,460	10,238	12,033
Total liabilities	1,514,848	1,475,789	1,554,864
Commitments and contingencies
Stockholders' Equity
Preferred stock, no par value, 5,000,000 shares authorized; none issued and outstanding	-	-	-
Common stock of $1.25 par value. Authorized 10,000,000 shares; issued and outstanding 5,893,782 (including 4,095 unvested) shares at December 31, 2023 5,891,739 (including 2,052 unvested) at September 30, 2023 and 5,889,687 at December 31, 2022	7,404	7,383	7,362
Retained earnings	197,984	198,394	199,091
Accumulated other comprehensive loss, net	(64,866)	(89,664)	(83,766)
Total stockholders' equity	140,522	116,113	122,687
Total liabilities and stockholders' equity	$1,655,370	$1,591,902	$1,677,551

National Bankshares, Inc.

Consolidated Statements of Income

(Unaudited)

	Three Months Ended
($ in thousands, except per share data)	December 31, 2023	September 30, 2023	December 31, 2022
Interest Income
Interest and fees on loans	$10,131	$9,816	$9,013
Interest on interest-bearing deposits	775	439	596
Interest on securities - taxable	4,268	4,084	3,941
Interest on securities - nontaxable	339	340	432
Total interest income	15,513	14,679	13,982
Interest Expense
Interest on time deposits	2,124	1,452	36
Interest on other deposits	4,909	4,584	992
Interest on borrowings	-	3	-
Total interest expense	7,033	6,039	1,028
Net interest income	8,480	8,640	12,954
(Recovery) provision for credit losses	(889)	(401)	10
Net interest income after (recovery) provision for credit losses	9,369	9,041	12,944
Noninterest Income
Service charges on deposit accounts	647	642	599
Other service charges and fees	44	151	57
Credit and debit card fees, net	402	395	493
Trust income	470	505	443
BOLI income	255	253	240
Gain on sale of mortgage loans	14	22	21
Gain on sale of investment	232	-	3,823
Other income	190	147	182
Total noninterest income	2,254	2,115	5,858
Noninterest Expense
Salaries and employee benefits	3,957	4,462	4,386
Occupancy, furniture and fixtures	505	547	502
Data processing and ATM	819	978	832
FDIC assessment	188	190	141
Net costs of other real estate owned	2	14	247
Franchise taxes	350	339	375
Professional services	184	251	306
Other operating expenses	554	684	509
Total noninterest expense	6,559	7,465	7,298
Income before income tax expense	5,064	3,691	11,504
Income tax expense	879	617	2,194
Net Income	$4,185	$3,074	$9,310
Basic net income per common share	$0.71	$0.52	$1.57
Fully diluted net income per common share	$0.71	$0.52	$1.57
Weighted average number of common shares outstanding, basic	5,889,687	5,889,687	5,933,201
Weighted average number of common shares outstanding, diluted	5,890,471	5,889,939	5,933,201
Dividends declared per common share	$0.78	$-	$0.78
Book value per share	$23.86	$19.71	$20.83

National Bankshares, Inc.

Consolidated Statements of Income

(Unaudited)

	Twelve Months Ended
($ in thousands, except per share data)	December 31, 2023	December 31, 2022
Interest Income
Interest and fees on loans	$38,924	$34,253
Interest on interest-bearing deposits	1,982	1,353
Interest on securities - taxable	16,536	12,788
Interest on securities - nontaxable	1,391	1,715
Total interest income	58,833	50,109
Interest Expense
Interest on time deposits	4,989	141
Interest on other deposits	16,261	2,942
Interest on borrowings	300	-
Total interest expense	21,550	3,083
Net interest income	37,283	47,026
(Recovery) provision for credit losses	(1,278)	706
Net interest income after (recovery) provision for credit losses	38,561	46,320
Noninterest Income
Service charges on deposit accounts	2,518	2,425
Other service charges and fees	297	214
Credit and debit card fees, net	1,678	1,916
Trust income	1,901	1,817
BOLI income	2,026	958
Gain on sale of mortgage loans	107	157
Gain on sale of investment	3,203	3,823
Other income	961	1,091
Realized securities loss, net	(3,332)	-
Total noninterest income	9,359	12,401

Noninterest Expense
Salaries and employee benefits	17,318	16,519
Occupancy, furniture and fixtures	2,005	1,934
Data processing and ATM	3,549	3,186
FDIC assessment	749	477
Net costs of other real estate owned	31	325
Franchise taxes	1,422	1,483
Professional services	1,739	999
Other operating expenses	2,432	2,035
Total noninterest expense	29,245	26,958
Income before income tax expense	18,675	31,763
Income tax expense	2,984	5,831
Net Income	$15,691	$25,932
Basic net income per common share	$2.66	$4.33
Fully diluted net income per common share	$2.66	$4.33
Weighted average number of common shares outstanding, basic	5,889,687	5,989,601
Weighted average number of common shares outstanding, diluted	5,889,953	5,989,601
Dividends declared per common share	$2.51	$1.50
Book value per share	$23.86	$20.83

National Bankshares, Inc.

Net Interest Margin

(Unaudited)

($ in thousands)	Three Months Ended December 31, 2023			Three Months Ended September 30, 2023
	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate
Interest-earning assets:
Loans (1)(2)(3)	$853,233	$10,252	4.77%	$843,546	$9,924	4.67%
Taxable securities (4)(5)	637,349	4,268	2.66%	640,578	4,084	2.53%
Nontaxable securities (1)(4)	64,297	461	2.84%	64,415	461	2.84%
Interest-bearing deposits	56,132	775	5.48%	32,503	439	5.36%
Total interest-earning assets	$1,611,011	$15,756	3.88%	$1,581,042	$14,908	3.74%
Interest-bearing liabilities:
Interest-bearing demand deposits	$801,000	$4,669	2.31%	$799,772	$4,358	2.16%
Savings deposits	182,006	240	0.52%	192,702	226	0.47%
Time deposits	206,770	2,124	4.08%	163,476	1,452	3.52%
Borrowings	-	-	-	207	3	5.75%
Total interest-bearing liabilities	$1,189,776	$7,033	2.35%	$1,156,157	$6,039	2.07%
Net interest income and interest rate spread		$8,723	1.53%		$8,869	1.67%
Net yield on average interest‑earning assets			2.15%			2.23%

($ in thousands)	Three Months Ended December 31, 2022
	Average Balance	Interest	Average Yield/ Rate
Interest-earning assets:
Loans (1)(3)(6)	$845,373	$9,095	4.27%
Taxable securities (4)(5)	689,370	3,941	2.27%
Nontaxable securities (1)(4)	74,540	580	3.09%
Interest-bearing deposits	62,393	596	3.79%
Total interest-earning assets	$1,671,676	$14,212	3.37%
Interest-bearing liabilities:
Interest-bearing demand deposits	$908,209	$955	0.42%
Savings deposits	215,594	37	0.07%
Time deposits	70,874	36	0.20%
Total interest-bearing liabilities	$1,194,677	$1,028	0.34%
Net interest income and interest rate spread		$13,184	3.03%
Net yield on average interest‑earning assets			3.13%

(1)

Interest on nontaxable loans and securities is computed on a fully taxable equivalent basis using a Federal income tax rate of 21%. See “Reconciliation of Non-GAAP Financial Measures” at the end of this release.

(2)	Interest income includes loan fees of $52 and $56 for the three months ended December 31, 2023 and September 30, 2023, respectively.
(3)	Includes loans held for sale and nonaccrual loans.
(4)	Daily averages are shown at amortized cost.
(5)	Includes restricted stock.
(6)	Interest income includes loan fees of $35 for the three months ended December 31, 2022.

National Bankshares, Inc.

Net Interest Margin

(Unaudited)

($ in thousands)	Twelve Months Ended December 31, 2023			Twelve Months Ended December 31, 2022
	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate
Interest-earning assets:
Loans (1)(2)(3)	$851,221	$39,320	4.62%	$833,226	$34,579	4.15%
Taxable securities (4)(5)	652,477	16,536	2.53%	669,515	12,788	1.91%
Nontaxable securities (1)(4)	65,309	1,885	2.89%	75,487	2,308	3.06%
Interest-bearing deposits	37,660	1,982	5.26%	88,963	1,353	1.52%
Total interest-earning assets	$1,606,667	$59,723	3.72%	$1,667,191	$51,028	3.06%
Interest-bearing liabilities:
Interest-bearing demand deposits	$826,112	$15,515	1.88%	$910,989	$2,794	0.31%
Savings deposits	195,592	746	0.38%	216,414	148	0.07%
Time deposits	150,395	4,989	3.32%	77,686	141	0.18%
Borrowings	6,198	300	4.84%	-	-	-
Total interest-bearing liabilities	$1,178,297	$21,550	1.83%	$1,205,089	$3,083	0.26%
Net interest income and interest rate spread		$38,173	1.89%		$47,945	2.80%
Net yield on average interest‑earning assets			2.38%			2.88%

(1)

Interest on nontaxable loans and securities is computed on a fully taxable equivalent basis using a Federal income tax rate of 21%. See “Reconciliation of Non-GAAP Financial Measures” at the end of this release.

(2)	Interest income includes loan fees of $214 and $230 for the twelve months ended December 31, 2023 and December 31, 2022, respectively.
(3)	Includes loans held for sale and nonaccrual loans.
(4)	Daily averages are shown at amortized cost.
(5)	Includes restricted stock.

National Bankshares, Inc.

Key Ratios and Other Data

(Unaudited)

	As of and for the Three Months Ended
($ in thousands)	December 31, 2023	September 30, 2023	December 31, 2022
Average Balances
Cash and due from banks	$12,718	$11,929	$11,641
Interest-bearing deposits	56,132	32,503	62,393
Securities available for sale, at fair value	593,500	609,404	653,153
Mortgage loans held for sale	57	88	75
Loans, gross	853,683	843,892	845,713
Loans, net of unearned income and deferred fees and costs	853,176	843,458	845,298
Loans, net of allowance for credit losses	843,040	832,861	837,063
Goodwill	5,848	5,848	5,848
Total assets	1,611,174	1,591,801	1,672,102

Noninterest bearing deposits	291,378	298,431	348,779
Interest-bearing and savings deposits	983,006	992,474	1,123,803
Time deposits	206,770	163,476	70,874
Total deposits	1,481,154	1,454,381	1,543,456
Stockholders' equity	118,257	126,612	110,331

Financial Ratios
Return on average assets(1)	0.87%	0.71%	1.67%
Return on average equity(1)	11.82%	8.89%	25.36%
Efficiency ratio(2)	61.04%	67.96%	47.95%
Average equity to average assets	7.34%	7.95%	6.60%
Tangible common equity to tangible assets(3)	8.16%	6.95%	6.99%

Allowance for Credit Losses
Beginning balance	$10,181	$10,626	$8,207
(Recovery) provision for credit losses	(889)	(401)	10
Charge-offs	(246)	(72)	(51)
Recoveries	48	28	59
Ending balance	$9,094	$10,181	$8,225

(1)

The return on average assets and return on average equity are calculated by annualizing net income and dividing by average period-to-date assets or equity, respectively. Any significant nonrecurring items within net income are not annualized. See “Reconciliation of Non-GAAP Financial Measures” at the end of this release.

(2)

The efficiency ratio is calculated as noninterest expense divided by the sum of noninterest income, less non-recurring items, and net interest income on a fully taxable equivalent basis. See “Reconciliation of Non-GAAP Financial Measures” at the end of this release.

(3)	Tangible common equity and tangible assets exclude goodwill of $5,848. See “Reconciliation of Non-GAAP Financial Measures” at the end of this release.

National Bankshares, Inc.

Key Ratios and Other Data

(Unaudited)

	As and for the Twelve Months Ended
($ in thousands)	December 31, 2023	December 31, 2022
Average Balances
Cash and due from banks	$12,053	$11,667
Interest-bearing deposits	37,660	88,963
Securities available for sale, at fair value	619,236	683,183
Mortgage loans held for sale	135	156
Loans, gross	851,537	833,512
Loans, net of unearned income and deferred fees and costs	851,086	833,070
Loans, net of allowance for credit losses	840,590	825,110
Goodwill	5,848	5,848
Total assets	1,613,854	1,705,614

Noninterest bearing deposits	299,748	338,269
Interest-bearing and savings deposits	1,021,704	1,127,403
Time deposits	150,395	77,686
Total deposits	1,471,847	1,543,358
Stockholders' equity	124,641	145,641

Financial Ratios
Return on average assets	0.97%	1.52%
Return on average equity	12.59%	17.81%
Efficiency ratio(1)	61.04%	47.69%
Average equity to average assets	7.72%	8.54%
Tangible common equity to tangible assets(2)	8.16%	6.99%

Allowance for Credit Losses
Beginning balance	$8,225	$7,674
(Recovery) provision for credit losses	(1,278)	706
Charge-offs	(478)	(367)
Recoveries	283	212
Adoption of ASU 2016-13	2,342	-
Ending balance	$9,094	$8,225

(1)

The efficiency ratio is calculated as noninterest expense divided by the sum of noninterest income, less non-recurring items, and net interest income on a fully taxable equivalent basis. See “Reconciliation of Non-GAAP Financial Measures” at the end of this release.

(2)	Tangible common equity and tangible assets exclude goodwill of $5,848. See “Reconciliation of Non-GAAP Financial Measures” at the end of this release.

National Bankshares, Inc.

Asset Quality Data

(Unaudited)

($ in thousands)	December 31, 2023	September 30, 2023	December 31, 2022
Nonperforming Assets
Nonaccrual loans	$2,629	$2,981	$2,847
Other real estate owned	-	662	662
Total nonperforming assets	$2,629	$3,643	$3,509
Loans 90 days or more past due and accruing	$188	$31	$8

Asset Quality Ratios
Nonperforming assets to loans(1) plus other real estate owned	0.31%	0.43%	0.41%
Allowance for credit losses on loans to total loans(1)	1.06%	1.20%	0.96%
Allowance for credit losses on loans to nonperforming loans	345.91%	341.53%	288.90%
Loans past due 90 days or more to loans(1)	0.02%	0.00%	0.00%

(1)	Loans are net of unearned income and deferred fees and costs

National Bankshares, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

In addition to financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures that provide useful information for financial and operational decision making, evaluating trends, and comparing financial results to other financial institutions. Non-GAAP financial measures are supplemental and not a substitute for, or more important than, financial measures prepared in accordance with GAAP and may not be comparable to those reported by other financial institutions.

The non-GAAP financial measures presented in this document include fully taxable equivalent (“FTE”) interest income used in the net interest margin and the efficiency ratio, the efficiency ratio, and the ratio of tangible common equity to tangible assets. For periods that are shorter than twelve months, the Company annualizes net income for the return on average assets and return on average equity. In order to prevent distortion, the Company does not annualize significant non-recurring income and expense items.

Long-term strategies as well as management of the business environment of the period affected results for 2023 and 2022. As previously mentioned, during 2023, the Company also incurred expense to respond to a proxy contest. These expenses are not related to operation of the Company’s business. For the year ended December 31, 2023, non-GAAP pro-forma results excluding the costs associated with the proxy contest are presented for earnings per common share, return on average equity and return on average assets.

The following tables present calculations underlying non-GAAP financial measures.

	Three Months Ended
($ in thousands)	December 31, 2023	September 30, 2023	December 31, 2022
Net Interest Income, FTE
Interest income (GAAP)	$15,513	$14,679	$13,982
Add: FTE adjustment	243	229	230
Interest income, FTE (non-GAAP)	15,756	14,908	14,212
Interest expense (GAAP)	7,033	6,039	1,028
Net interest income, FTE (non-GAAP)	$8,723	$8,869	$13,184

Income for Efficiency Ratio
Noninterest income (GAAP)	$2,254	$2,115	$5,858
Less: gain on sale of investment (1)	(232)	-	(3,823)
Noninterest income, adjusted (non-GAAP)	2,022	2,115	2,035
Net interest income, FTE (non-GAAP)	8,723	8,869	13,184
Total income for efficiency ratio (non-GAAP)	$10,745	$10,984	$15,219

Annualized Net Income
Net income (GAAP)	$4,185	$3,074	$9,310
Less: items deemed by management to be non-recurring:
Gain on sale of investment(1), net of tax of ($49) for the period ended December 31, 2023 and ($803) for the period ended December 31, 2022	(183)	-	(3,020)
Recovery of ACL on loans, net of tax of ($187) for the period ended December 31, 2023 and ($84) for the period ended September 30, 2023	(702)	(317)	-
Total non-recurring items	(885)	(317)	(3,020)
Adjusted net income	$3,300	$2,757	$6,290
Adjusted net income, annualized	$13,092	$10,938	$24,955
Add: total non-recurring items	885	317	3,020
Annualized net income for ratio calculation (non-GAAP)	$13,977	$11,255	$27,975

(1)	Income recognized upon receipt of a contract contingency payment associated with the 2022 sale of a private equity investment.

National Bankshares, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

	Twelve Months Ended
($ in thousands except per share data)	December 31, 2023	December 31, 2022
Net Interest Income, FTE
Interest income (GAAP)	$58,833	$50,109
Add: FTE adjustment	890	919
Interest income, FTE (non-GAAP)	59,723	51,028
Interest expense (GAAP)	21,550	3,083
Net interest income, FTE (non-GAAP)	$38,173	$47,945

Noninterest Expense for Efficiency Ratio
Noninterest expense (GAAP)	$29,245	$26,958
Less: proxy contest-related expense	(786)	-
Noninterest expense for efficiency ratio (non-GAAP)	$28,459	$26,958

Income for Efficiency Ratio
Noninterest income (GAAP)	$9,359	$12,401
Add: realized securities loss, net	3,332	-
Less: gain on sale of investment (1)	(3,203)	(3,823)
Less: BOLI benefit payment included in BOLI income	(1,037)	-
Noninterest income, adjusted (non-GAAP)	8,451	8,578
Net interest income, FTE (non-GAAP)	38,173	47,945
Total income for efficiency ratio (non-GAAP)	$46,624	$56,523

Key Ratios Excluding Proxy Contest Expense, 2023
Net income (GAAP)	$15,691
Add: proxy contest expense, net of tax of $165	621
Net income excluding proxy contest expense (non-GAAP)	$16,312
Basic net income per common share excluding proxy contest expense (non-GAAP)	$2.77
Return on average equity excluding proxy contest expense (non-GAAP)	13.09%
Return on average assets excluding proxy contest expense (non-GAAP)	1.01%

(1)

Amount presented for 2022 reflects the gain on sale of a private equity investment. In 2023, amount reflects $232 recognized upon receipt of a contract contingency payment associated with the 2022 sale of a private equity investment and $2,971 gain on the sale of the Company’s VISA Class B shares.

	As of
($ in thousands)	December 31, 2023	September 30, 2023	December 31, 2022
Tangible Assets
Total assets (GAAP)	$1,655,370	$1,591,902	$1,677,551
Less: Goodwill	(5,848)	(5,848)	(5,848)
Tangible assets (non-GAAP)	$1,649,522	$1,586,054	$1,671,703

Tangible Common Equity
Total stockholders' equity (GAAP)	$140,522	$116,113	$122,687
Less: Goodwill	(5,848)	(5,848)	(5,848)
Tangible common equity (non-GAAP)	$134,674	$110,265	$116,839